EXHIBIT 10.61

THE GOLDMAN SACHS LONG-TERM PERFORMANCE INCENTIVE PLAN

PERFORMANCE-BASED CASH COMPENSATION AWARD

This Award Agreement, together with The Goldman Sachs Long-Term Performance Incentive Plan (the “Plan”), governs your award of performance-based cash compensation (your “Award”). You should read carefully this entire Award Agreement, which includes the Award Statement and any attached Appendix.

ACCEPTANCE

1. You Must Decide Whether to Accept this Award Agreement. To be eligible to receive your Award, you must by the date specified agree to all the terms of your Award by executing the related signature card in accordance with its instructions. By executing the signature card, you confirm your agreement to all of the terms of this Award Agreement, including the arbitration and choice of forum provisions in Paragraph 16.

DOCUMENTS THAT GOVERN YOUR AWARD; DEFINITIONS

2. The Plan. Your Award is granted under the Plan, and the Plan’s terms apply to, and are a part of, this Award Agreement.

3. Your Award Statement. The Award Statement delivered to you contains some of your Award’s specific terms. For example, it contains the dollar amount of your Award (i.e., the initial notional value), the Performance Periods and the Performance Goals applicable to your Award.

4. Definitions. Capitalized terms that are not defined in the body of this Award Agreement are defined in the Definitions Appendix, which also includes terms that are defined in the Plan or in The Goldman Sachs Amended and Restated Stock Incentive Plan (2015).

VESTING OF YOUR AWARD

5. Vesting. Your Award is Vested on the Date of Grant. When an Award is Vested, it means only that your continued active Employment is not required for payment of the Award. Vesting does not mean you have a non-forfeitable right to the Vested portion of your Award. The terms of this Award Agreement (including conditions to payment and satisfaction of the Performance Goals) continue to apply to your Award, and you can still forfeit your Award.

PERFORMANCE GOALS

6. Performance. Payment of this Award is dependent, and may vary based, on achievement of the performance goals (the “Performance Goals”) over the performance periods (“Performance Periods”), each as determined by the Committee. The Firm will notify you, following the end of the relevant Performance Period, whether or not the applicable Performance Goals for that Performance Period have been satisfied. All your rights with respect to any portion of this Award that is dependent on the satisfaction of a Performance Goal immediately will terminate upon the Committee’s determination, in its sole discretion, that such Performance Goal has not been satisfied. If and to the extent provided in your Award Statement, the Committee may amend, modify or extend any Performance Period and may amend or modify any Performance Goal with respect to any Performance Period; provided, however, that, without your consent, no such amendment, modification or, if applicable, extension is permitted on or after a Change in Control.

PAYMENT OF YOUR AWARD

7. Payment. Subject to satisfaction of the terms of this Award Agreement, including satisfaction of Performance Goals, reasonably promptly (but no more than 30 Business Days) after the Payment Date listed on your Award Statement, you will receive payment (less applicable withholding as described in Paragraph 13(a)) equal to the amount or percentage of your Award specified next to that Payment Date. Until such payment, you have only the rights of a general unsecured creditor. Without limiting the Committee’s authority under Section 2(b) of the Plan, the Firm may accelerate any Payment Date by up to 30 days.

TERMINATION OF EMPLOYMENT; DEATH

8. Termination of Employment. Unless the Committee determines otherwise, if your Employment terminates for any reason or you are otherwise no longer actively employed with the Firm (which includes off-premises notice periods, “garden leaves,” pay in lieu of notice or any other similar status), the amount and payment of your Award will remain subject to satisfaction of the applicable Performance Goals. All other terms of this Award Agreement, including the forfeiture and repayment events in Paragraphs 10 and 11, continue to apply. Notwithstanding the foregoing, if your Employment terminates for any reason on or prior to             , the Committee may, in its sole discretion, adjust the initial notional value of your Award downward to a minimum of zero, based on factors it determines appropriate, including, without limitation, your individual performance.

9. Death. If you die, the representative of your estate will, on the relevant Payment Date, be paid the amount or percentage of your Award that would have otherwise been payable pursuant to Paragraph 7, after such documentation as may be requested by the Committee is provided to the Committee.

FORFEITURE OF YOUR AWARD

10. How You May Forfeit Your Award. This Paragraph 10 sets forth the events that result in forfeiture of up to all of your Award and may require repayment to the Firm of up to all other amounts previously paid to you under your Award in accordance with Paragraph 11. More than one event may apply, and in no case will the occurrence of one event limit the forfeiture and repayment obligations as a result of the occurrence of any other event. In addition, the Firm reserves the right to (i) suspend payment of your Award or (ii) make payment into an escrow account in accordance with Paragraph 13(b)(iii).

(a) Award Forfeited if You Associate With a Covered Enterprise. If you Associate With a Covered Enterprise before the end of the Performance Period, your rights to your Award will terminate, and no payment will be made in respect thereof.

(b) Award Forfeited if You Solicit Clients or Employees, Interfere with Client or Employee Relationships or Participate in the Hiring of Employees. If any of the following occurs, your rights to any unpaid portion of your Award will terminate, and no payment will be made in respect thereof:

(i) you, in any manner, directly or indirectly, (A) Solicit any Client to transact business with a Covered Enterprise or to reduce or refrain from doing any business with the Firm, (B) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any Client, (C) Solicit any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Covered Enterprise or (D) on behalf of yourself or any person or Covered Enterprise hire, or participate in the hiring of, any Selected Firm Personnel or identify, or participate in the identification of, Selected Firm Personnel for potential hiring, whether as an employee or consultant or otherwise, or

(ii) Selected Firm Personnel are Solicited, hired or accepted into partnership, membership or similar status (A) by a Covered Enterprise that you form, that bears your name, in which you are a partner, member or have similar status, or in which you possess or control greater than a de minimis equity ownership, voting or profit participation or (B) by any Covered Enterprise where you have, or are intended to have, direct or indirect managerial or supervisory responsibility for such Selected Firm Personnel.

(c) Award Forfeited Upon Certain Other Events. If any of the following occurs, your rights to your Award will terminate, and no payment will be made in respect thereof:

(i) You Failed to Consider Risk. The Committee determines that you Failed to Consider Risk during the Performance Period.

(ii) Your Conduct Constitutes Cause. Any event that constitutes Cause has occurred [(including, for the avoidance of doubt, Serious Misconduct)] before the Payment Date.

(iii) You Do Not Meet Your Obligations to the Firm. The Committee determines that, before the Payment Date, you failed to meet, in any respect, any obligation under any agreement with the Firm, or any agreement entered into in connection with your Employment or this Award, including the Firm’s notice period requirement applicable to you, any offer letter, employment agreement or any shareholders’ agreement relating to the Firm. Your failure to pay or reimburse the Firm, on demand, for any amount you owe to the Firm will constitute (A) failure to meet an obligation you have under an agreement, regardless of whether such obligation arises under a written agreement, and/or (B) a material violation of Firm policy constituting Cause.

(iv) You Do Not Provide Timely Certifications or Comply with Your Certifications. You fail to certify to GS Inc. that you have complied with all of the terms of the Plan and this Award Agreement, or the Committee determines that you have failed to comply with a term of the Plan or this Award Agreement to which you have certified compliance.

(v) You Do Not Follow Dispute Resolution/Arbitration Procedures. You attempt to have any dispute under the Plan or this Award Agreement resolved in any manner that is not provided for by Paragraph 16 or Section 6(h) of the Plan.

(vi) You Bring an Action that Results in a Determination that Any Award Agreement Term Is Invalid. As a result of any action brought by you, it is determined that any term of this Award Agreement is invalid.

(vii) You Receive Compensation in Respect of Your Award from Another Employer. Your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm and another entity grants you cash, equity or other property (whether vested or unvested) to replace, substitute for or otherwise in respect of your Award; provided, however, that your rights will only be terminated in respect of the portion of the Award that is replaced, substituted for or otherwise considered by such other entity in making its grant.

(viii) GS Inc. fails to Maintain the Minimum Tier 1 Capital Ratio. Before the Payment Date, GS Inc. fails to maintain the required “Minimum Tier 1 Capital Ratio” as defined under Federal Reserve Board Regulations applicable to GS Inc. for a period of 90 consecutive business days.

(ix) GS Inc. is Determined to be in Default. Before the Payment Date, the Board of Governors of the Federal Reserve or the FDIC makes a written recommendation under Title II (Orderly Liquidation Authority) of the Dodd-Frank Wall Street Reform and Consumer Protection Act for the appointment of the FDIC as a receiver of GS Inc. based on a determination that GS Inc. is “in default” or “in danger of default.”

(x) Accounting Restatement Required Under Sarbanes-Oxley. GS Inc. is required to prepare an accounting restatement due to GS Inc.’s material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws described in Section 304(a) of Sarbanes-Oxley; provided, however, that your rights with respect to the Award will only be terminated to the same extent that would be required under Section 304 of Sarbanes-Oxley had you been a “chief executive officer” or “chief financial officer” of GS Inc. (regardless of whether you actually hold such position at the relevant time).

(xi) [A Loss Event Occurs. If prior to the end of the Performance Period there occurs (A) an annual pre-tax loss at GS Inc. or (B) annual negative revenues in one or more reporting segments as disclosed in the Firm’s Form 10-K other than the Investing & Lending segment, or annual negative revenues in the Investing & Lending segment of $5 billion or more, provided in either case that you are employed in a business within such reporting segment (each, a “Loss Event”).]

(xii) [A Risk Event Occurs. Prior to the later of the last day of the Performance Period and             , there occurs a loss of 5% or more of firmwide total capital from a reportable operational risk event determined in accordance with the firmwide Reporting Operational Risk Events Policy (a “Risk Event”).]

(xiii) [You Failed to Supervise. The Committee determines that you Failed to Supervise during the Performance Period.]

REPAYMENT OF YOUR AWARD

11. When You May Be Required to Repay Your Award.

(a) Repayment Generally. If the Committee determines that any term of this Award was not satisfied, you will be required, immediately upon demand therefor, to repay to the Firm any amounts paid to you under this Award (without reduction for any amount applied to satisfy tax withholding or other obligations in respect of such payment). In addition, if any payment is made under this Award Agreement based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues or gains) or other materially inaccurate performance criteria, you will be obligated to repay to the Firm, immediately upon demand therefor, any excess amount paid, as determined by the Committee in its sole discretion.

(b) Repayment Upon Accounting Restatement Required Under Sarbanes-Oxley. If an event described in Paragraph 10(c)(x) (relating to a requirement under Sarbanes-Oxley that GS Inc. prepare an accounting restatement) occurs, any amounts paid to you in respect of your Award will be subject to repayment in accordance with the first sentence of Paragraph 11(a), but only to the same extent that would be required under Section 304 of Sarbanes-Oxley had you been a “chief executive officer” or “chief financial officer” of GS Inc. (regardless of whether you actually hold such position at the relevant time).

(c) [Repayment if you Engage in Serious Misconduct. If the Performance Period ends prior to              and you engage in Serious Misconduct during the period beginning on the last day of the Performance Period and ending on             , then, in addition to Paragraph 10(c)(ii), any amounts paid to you in respect of your Award will be subject to repayment in accordance with the first sentence of Paragraph 11(a).]

(d) [Repayment if a Risk Event Occurs. If the Performance Period ends prior to              and a Risk Event occurs during the period beginning on the last day of the Performance Period and ending on             , then, in addition to Paragraph 10(c)(xii), any amounts paid to you in respect of your Award will be subject to repayment in accordance with the first sentence of Paragraph 11(a).]

EXCEPTIONS TO THE FORFEITURE OF YOUR AWARD

12. Downsizing. If (i) the Firm terminates your Employment solely by reason of a “downsizing” (and you have not engaged in conduct constituting Cause) and (ii) you execute a general waiver and release of claims and an agreement to pay any associated tax liability, in each case, in the form the Firm prescribes, then Paragraph 10(a) will not apply and your rights to your Award will not terminate if you Associate With a Covered Enterprise before the end of the Performance Period. All other terms of this Award Agreement, including the other forfeiture and repayment events in Paragraphs 10 and 11, continue to apply. Whether or not your Employment is terminated solely by reason of a “downsizing” will be determined by the Firm in its sole discretion.

OTHER TERMS, CONDITIONS AND AGREEMENTS

13. Additional Terms, Conditions and Agreements.

(a) You Must Satisfy Applicable Tax Withholding Requirements. The payment of your Award is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 6(k) of the Plan.

(b) You Agree to Certain Consents, Terms and Conditions. By accepting this Award you understand and agree that:

(i) You Agree to Certain Consents as a Condition to the Award. You have expressly consented to all of the items listed in Section 6(c)(ii) of the Plan, including the Firm’s supplying to any third-party recordkeeper of the Plan or other person such personal information of yours as the Committee deems advisable to administer the Plan, and you agree to provide any additional consents that the Committee determines to be necessary or advisable;

(ii) You Will Be Deemed to Represent Your Compliance with All the Terms of Your Award if You Accept Payment. You will be deemed to have represented and certified that you have complied with all of the terms of the Plan and this Award Agreement when you accept payment in respect of your Award;

(iii) Firm May Deliver Your Award into an Escrow Account. The Firm may establish and maintain an escrow account on such terms (which may include your executing any documents related to, and your paying for any costs associated with, such account) as it may deem necessary or appropriate, and the payment of cash or other property may initially be delivered into and held in that escrow account until such time as the Committee has received such documentation as it may have requested or until the Committee has determined that any other conditions or restrictions on payment of cash or other property required by this Award Agreement have been satisfied;

(iv) You May Be Required to Certify Compliance with Award Terms; You Are Responsible for Providing the Firm with Updated Address and Contact Information After Your Departure from the Firm. If your Employment terminates while you continue to hold your Award, from time to time, you may be required to provide certifications of your compliance with all of the terms of the Plan and this Award Agreement as described in Paragraph 10(c)(iv). You understand and agree that (A) your address on file with the Firm at the time any certification is required will be deemed to be your current address, (B) it is your responsibility to inform the Firm of any changes to your address to ensure timely receipt of the certification materials, (C) you are responsible for contacting the Firm to obtain such certification materials if not received and (D) your failure to return properly completed certification materials by the specified deadline (which includes your failure to timely return the completed certification because you did not provide the Firm with updated contact information) will result in the forfeiture of all of your Award and subject previously delivered amounts to repayment under Paragraphs 10(c)(iv) and 11;

(v) You Must Comply with Applicable Deadlines and Procedures to Appeal Determinations Made by the Committee. In order to appeal a determination by the Committee, or any of its delegates or designees, you must submit a written request for the appeal within 180 days after receipt of any such determination. You must exhaust all administrative remedies before seeking to resolve a dispute through arbitration pursuant to Paragraph 16 and Section 6(h) of the Plan; [and]

(vi) You Agree that Covered Persons Will Not Have Liability. In addition to and without limiting the generality of the provisions of Section 2(e) of the Plan, neither the Firm nor any Covered Person will have any liability to you or any other person for any action taken or omitted in respect of this or any other Award[; and

(vii) You Will Seek Arbitration as the Sole Means of Resolution of a Dispute under Paragraphs 11(c) and 11(d). Notwithstanding any provision in the Plan, this Award Agreement or any other agreement or arrangement you may have with the Firm, you understand that to the extent that there is any dispute arising out of or relating to the payment required by Paragraphs 11(c) and 11(d) (including, in each case, your refusal to remit payment), the parties will submit to arbitration in accordance with Paragraph 16 of this Award Agreement and Section 6(h) of the Plan as the sole means of resolution of such dispute (including the recovery by the Firm of the repayment amount)].

14. Non-transferability. Except as otherwise may be provided in this Paragraph 14 or as otherwise may be provided by the Committee, the limitations on transferability set forth in Section 6(b) of the Plan will apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 14 or Section 6(b) of the Plan will be void. The Committee may adopt procedures pursuant to which some or all recipients of Awards may (i) transfer some or all of their Award through a gift for no consideration to any immediate family member, a trust or other estate planning vehicle approved by the Committee in which the recipient and/or the recipient’s immediate family members in the aggregate have 100% of the beneficial interest or (ii) specifically bequeath some or all of your Award under your will to an organization described in Sections 501(c)(3) and 2055(a) of the Code (or such other similar charitable organization as may be approved by the Committee).

15. Right of Offset. Except as provided in Paragraph 18(c), the obligation to make payments under this Award Agreement is subject to Section 6(l) of the Plan, which provides for the Firm’s right to offset against such obligation any outstanding amounts you owe to the Firm and any amounts the Committee deems appropriate pursuant to any tax equalization policy or agreement.

ARBITRATION, CHOICE OF FORUM AND GOVERNING LAW

16. Arbitration; Choice of Forum.

(a) BY ACCEPTING THIS AWARD, YOU ARE INDICATING THAT YOU UNDERSTAND AND AGREE THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 6(h) OF THE PLAN WILL APPLY TO THIS AWARD. THESE PROVISIONS, WHICH ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE, PROVIDE AMONG OTHER THINGS THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE FIRM AND YOU ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT WILL BE FINALLY SETTLED BY ARBITRATION IN NEW YORK CITY, PURSUANT TO THE TERMS MORE FULLY SET FORTH IN SECTION 6(h) OF THE PLAN.

(b) To the fullest extent permitted by applicable law, no arbitrator will have the authority to consider class, collective or representative claims, to order consolidation or to join different claimants or grant relief other than on an individual basis to the individual claimant involved.

(c) Notwithstanding any applicable forum rules to the contrary, to the extent there is a question of enforceability of this Award Agreement arising from a challenge to the arbitrator’s jurisdiction or to the arbitrability of a claim, it will be decided by a court and not an arbitrator.

(d) All references to the New York Stock Exchange in Section 6(h) of the Plan will be read as references to the Financial Industry Regulatory Authority.

(e) The Federal Arbitration Act governs interpretation and enforcement of all arbitration provisions under the Plan and this Award Agreement, and all arbitration proceedings thereunder.

(f) Nothing in this Award Agreement creates a substantive right to bring a claim under U.S., Federal, state, or local employment laws.

17. Governing Law. THIS AWARD WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

CERTAIN TAX PROVISIONS

18. Compliance of Award Agreement and Plan with Section 409A. The provisions of this Paragraph 18 apply to you only if you are a U.S. taxpayer.

(a) This Award Agreement and the Plan provisions that apply to this Award are intended and will be construed to comply with Section 409A (including the requirements applicable to, or the conditions for exemption from treatment as, 409A Deferred Compensation), whether by reason of short-term deferral treatment or other exceptions or provisions. The Committee will have full authority to give effect to this intent. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the Plan (including Section 2(b) thereof) and this Award Agreement, the provisions of this Award Agreement will govern, and in the case of any conflict or potential inconsistency between this Paragraph 18 and the other provisions of this Award Agreement, this Paragraph 18 will govern.

(b) No payment under this Award will be delayed beyond the date on which all applicable conditions or restrictions on such payment required by this Award Agreement are satisfied, and each payment will occur by the March 15 coinciding with the last day of the applicable “short-term deferral” period described in Reg. § 1.409A-1(b)(4) in order for the payment to be within the short-term deferral exception unless, in order to permit such conditions or restrictions to be satisfied, the Committee elects, pursuant to Reg. § 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted in accordance with Section 409A, to delay payment to a later date within the same calendar year or to such later date as may be permitted under Section 409A, including, as described in Paragraph 19 below and Reg. § 1.409A-2(b)(7) (in conjunction with Section 6(d) of the Plan) and Reg. § 1.409A-3(d). For the avoidance of doubt, if the Award includes a “series of installment payments” as described in Reg. § 1.409A-2(b)(2)(iii), your right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment.

(c) Paragraph 15 and Section 6(l) of the Plan will not apply to Awards that are 409A Deferred Compensation except to the extent permitted under Section 409A.

(d) Payments in respect of any portion of the Award may be made, if and to the extent elected by the Committee, later than the relevant Payment Date or other date or period specified hereinabove (but, in the case of any Award that constitutes 409A Deferred Compensation, only to the extent that the later payment is permitted under Section 409A). Payments in respect of any portion of the Award may not be accelerated except to the limited extent permitted by Section 409A and in such cases in the sole discretion of the Committee (including, as set forth in Paragraph 7 and in the case of death or post-employment conflict with ethics laws or conflict of interest laws).

(e) You understand and agree that you are solely responsible for the payment of any taxes and penalties due pursuant to Section 409A, but in no event will you be permitted to designate, directly or indirectly, the taxable year of the payment.

19. Compliance of Award Agreement and Plan with Section 162(m). If you are or become considered by GS Inc. to be one of its “covered employees” within the meaning of Section 162(m), then you will be subject to Section 6(d) of the Plan, as a result of which payment may be delayed. In addition, to the extent provided in your Award Statement and, to the extent that Section 409A is applicable to you, consistent with Reg § 1.409A-2(b), the Firm may delay any Payment Date.

COMMITTEE AUTHORITY, AMENDMENT AND CONSTRUCTION

20. Committee Authority. The Committee has the authority to determine, in its sole discretion, that any event triggering forfeiture or repayment of your Award will not apply, to limit the forfeitures and repayments that result under Paragraphs 10 and 11. In addition, the Committee, in its sole discretion, may determine whether Paragraph 12 will apply upon a termination of Employment. [Without limiting any other provision of this Award Agreement, when determining whether and what portion of your Award will terminate under Paragraphs 10(c)(xi), (xii) and (xiii) and the amount subject to repayment under Paragraphs 11(c) and (d), the Committee will take into account such factors as it determines relevant, including the reason for the Loss Event or Risk Event and the extent to which (i) you participated in the Loss Event or Risk Event, (ii) your compensation may have been adjusted to take into account the risk associated with the Loss Event, Risk Event, your Serious Misconduct or your Failure to Supervise and (iii) your compensation may be adjusted for the fiscal year in which the Loss Event, Risk Event, your Serious Misconduct or your Failure to Supervise is discovered.]

21. Amendment. The Committee reserves the right at any time to amend the terms of this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 2(b)(vi), 2(b)(viii) and 6(a) of the Plan, no such amendment will reduce the amount of this Award or otherwise materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further that the Committee expressly reserves its rights to amend, modify or extend any Performance Period, amend or modify any Performance Goal or delay any Payment Date as described in Paragraphs 6 and 19, respectively, or otherwise to amend the Award Agreement and the Plan as described in Section 2(b)(viii)(1) of the Plan. A modification that impacts the tax consequences of this Award or the timing of payment will not be an amendment that materially adversely affects your rights and obligations under this Award Agreement. Any amendment of this Award Agreement will be in writing.

22. Construction, Headings. Unless the context requires otherwise, (i) words describing the singular number include the plural and vice versa, (ii) words denoting any gender include all genders and (iii) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof. References in this Award Agreement to any specific Plan provision will not be construed as limiting the applicability of any other Plan provision.

IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

THE GOLDMAN SACHS GROUP, INC.

DEFINITIONS APPENDIX

The following capitalized terms are used in this Award Agreement with the following meanings:

(a) “409A Deferred Compensation” means a “deferral of compensation” or “deferred compensation” as those terms are defined in the regulations under Section 409A.

(b) “Associate With a Covered Enterprise” means that you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Covered Enterprise or (ii) associate in any capacity (including association as an officer, employee, partner, director, consultant, agent or advisor) with any Covered Enterprise. Associate With a Covered Enterprise may include, as determined in the discretion of the Committee, (i) becoming the subject of any publicly available announcement or report of a pending or future association with a Covered Enterprise and (ii) unpaid associations, including an association in contemplation of future employment.

(c) “Award Statement” means a written statement that reflects certain Award terms.

(d) A “Covered Enterprise” means an existing or planned business enterprise that competes with the Firm (which, for this purpose means offering products or services that are the same as or similar to those offered by the Firm (“Firm Products or Services”)), or reasonably may be expected to do so. The enterprises covered by this definition include enterprises that offer Firm Products or Services directly, as well as those that do so indirectly by ownership or control (e.g., by owning, being owned by, or being under common ownership with an enterprise that offers Firm Products or Services). An enterprise will be treated as providing Firm Products or Services if, solely by way of example, it provides products or services associated with investment banking, public or private finance, lending, financial advisory services, private investing (for anyone other than you or your family members), private banking, commercial banking, merchant banking, asset or hedge fund management, insurance or reinsurance underwriting or brokerage, property management, or securities, futures, commodities, energy, derivatives or currency brokerage, sales, lending, custody, clearance, settlement or trading. A Competitive Enterprise is a Covered Enterprise. An enterprise that offers, or may reasonably be expected to offer, Firm Products or Services is a Covered Enterprise irrespective of whether the enterprise is a customer, client or counterparty of the Firm, and, because the Firm is a global enterprise, irrespective of where the Covered Enterprise is physically located.

(e) “Date of Grant” means the date specified in the Grantee’s Award Agreement as the date of grant of the Award.

(f) “FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

(g) “Failed to Consider Risk” means that you participated in the structuring or marketing of any product or service, or participated on behalf of the Firm or any of its clients in the purchase or sale of any security or other property, in any case without appropriate consideration of the risk to the Firm or the broader financial system as a whole (for example, where you have improperly analyzed such risk or where you have failed sufficiently to raise concerns about such risk) and, as a result of such action or omission, the Committee determines there has been, or reasonably could be expected to be, a material adverse impact on the Firm, your business unit or the broader financial system.

(h) [“Failed to Supervise” means that you are held accountable in whole or in part for a Supervised Employee’s Serious Misconduct related to compliance, control or risk that occurred during the Performance Period.]

(i) “Sarbanes Oxley” means the Sarbanes-Oxley Act of 2002, as amended.

(j) “Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended.

(k) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance.

(l) “Selected Firm Personnel” means any individual who is or in the three months preceding the conduct prohibited by Paragraph 10(b) was (i) a Firm employee or consultant with whom you personally worked while employed by the Firm, (ii) a Firm employee or consultant who, at any time during the year preceding the date of the termination of your Employment, worked in the same division in which you worked or (iii) an Advisory Director, a Managing Director or a Senior Advisor of the Firm.

(m) [“Serious Misconduct” means conduct that the Firm reasonably considers, in its sole discretion, to be misconduct sufficient to justify summary termination of employment under English law.]

(n) [“Supervised Employee” means an individual with respect to whom the Committee determines you had supervisory responsibility as a result of direct or indirect reporting lines or your management responsibility for an office, division or business.]

The following capitalized terms are used in this Award Agreement with the meanings that are assigned to them in the Plan:

(a) “Board” means the Board of Directors of GS Inc.

(b) “Committee” means the committee appointed by the Board to administer the Plan pursuant to Section 2(a) of the Plan.

(c) “Covered Person” means a member of the Board or the Committee or any employee of the Firm.

(d) “Firm” means GS Inc. and its subsidiaries and affiliates.

(e) “GS Inc.” means The Goldman Sachs Group, Inc., and any successor thereto.

The following capitalized terms are used in this Award Agreement with the meanings that are assigned to them in The Goldman Sachs Amended and Restated Stock Incentive Plan (2015):

(a) “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by Federal law or executive order to be closed.

(b) “Cause” means (i) the Grantee’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (B) on a felony charge, or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations, (ii) the Grantee’s engaging in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act), (iii) the Grantee’s willful failure to perform the Grantee’s duties to the Firm, (iv) the Grantee’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Firm is a member, (v) the Grantee’s violation of any Firm policy concerning hedging or pledging or confidential or proprietary information, or the Grantee’s material violation of any other Firm policy as in effect from time to time, (vi) the Grantee’s engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Firm or (vii) the Grantee’s engaging in any conduct detrimental to the Firm. The determination as to whether Cause has occurred shall be made by the Committee in its sole discretion and, in such case, the Committee also may, but shall not be required to, specify the date such Cause occurred (including by determining that a prior termination of Employment was for Cause). Any rights the Firm may have hereunder and in any Award Agreement in respect of the events giving rise to Cause shall be in addition to the rights the Firm may have under any other agreement with a Grantee or at law or in equity.

(c) “Change in Control” means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving GS Inc. (a “Reorganization”) or sale or other disposition of all or substantially all of GS Inc.’s assets to an entity that is not an affiliate of GS Inc. (a “Sale”), that in each case requires the approval of GS Inc.’s shareholders under the law of GS Inc.’s jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of GS Inc. in such Reorganization or Sale), unless immediately following such Reorganization or Sale, either: (i) at least 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (A) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of GS Inc. in a Sale (in either case, the “Surviving Entity”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, as such Rule is in effect on the date of the adoption of the 1999 SIP) of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”) is represented by GS Inc.’s securities (the “GS Inc. Securities”) that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such GS Inc. Securities were converted pursuant to such Reorganization or Sale) or (ii) at least 50% of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale, individuals (the “Incumbent Directors”) who either (A) were members of the Board on the Effective Date or (B) became directors subsequent to the Effective Date and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of GS Inc.’s proxy statement in which such persons are named as nominees for director).

(d) “Client” means any client or prospective client of the Firm to whom the Grantee provided services, or for whom the Grantee transacted business, or whose identity became known to the Grantee in connection with the Grantee’s relationship with or employment by the Firm.

(e) “Competitive Enterprise” means an existing or planned business enterprise that (i) engages, or may reasonably be expected to engage, in any activity, (ii) owns or controls, or may reasonably be expected to own or control, a significant interest in or (iii) is, or may reasonably be expected to be, owned by, or a significant interest in which is, or may reasonably expected to be, owned or controlled by, any entity that engages in any activity that, in any case, competes or will compete anywhere with any activity in which the Firm is engaged. The activities covered by this definition include, without limitation, financial services such as investment banking, public or private finance, lending, financial advisory services, private investing (for anyone other than the Grantee and members of the Grantee’s family), merchant banking, asset or hedge fund management, insurance or reinsurance underwriting or brokerage, property management, or securities, futures, commodities, energy, derivatives or currency brokerage, sales, lending, custody, clearance, settlement or trading.

(f) “Employment” means the Grantee’s performance of services for the Firm, as determined by the Committee. The terms “employ” and “employed” shall have their correlative meanings. The Committee in its sole discretion may determine (i) whether and when a Grantee’s leave of absence results in a termination of Employment (for this purpose, unless the Committee determines otherwise, a Grantee shall be treated as terminating Employment with the Firm upon the occurrence of an Extended Absence), (ii) whether and when a change in a Grantee’s association with the Firm results in a termination of Employment and (iii) the impact, if any, of any such leave of absence or change in association on Awards theretofore made. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated shall include both voluntary and involuntary terminations.

(g) “Grantee” means a person who receives an Award.

(h) “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

(i) “Vested” means, with respect to an Award, the portion of the Award that is not subject to a condition that the Grantee remain actively employed by the Firm in order for the Award to remain Outstanding. The fact that an Award becomes Vested shall not mean or otherwise indicate that the Grantee has an unconditional or nonforfeitable right to such Award, and such Award shall remain subject to such terms, conditions and forfeiture provisions as may be provided for in the Plan or in the Award Agreement.